J.II.1.B.

THE CHARLES SCHWAB FAMILY OF FUNDS

SCHWAB INVESTMENTS

SCHWAB CAPITAL TRUST

SCHWAB ANNUITY PORTFOLIOS

SCHWAB STRATEGIC TRUST

LAUDUS TRUST

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

CHARLES SCHWAB & CO., INC.

JOINT CODE OF ETHICS

PERSONAL TRADING POLICY

Effective October 31, 2017

Capitalized terms used in the Code are defined, when practicable, within the related text. Otherwise such terms are defined in the attached Appendix A.

J.II.1.B.

INTRODUCTION

Charles Schwab Investment Management, Inc. (“CSIM”) and Charles Schwab & Co., Inc. (“CS&Co.”), in its capacity as principal underwriter for certain funds, have a fiduciary duty to the Funds and advisory clients (“Clients”). The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios (the “Schwab Funds”), Laudus Trust (the “Laudus Funds”) and Schwab Strategic Trust (the “Schwab ETFs,” and together with Schwab Funds and Laudus Funds, the “Funds”) have a fiduciary duty to their shareholders. To assist in meeting these fiduciary duties, CSIM, CS&Co. and the Funds expect every person subject to this Joint Code of Ethics to demonstrate the highest standards of ethical conduct in such a manner as to (i) avoid serving their own personal interest ahead of clients, (ii) avoid taking inappropriate advantage of their position with CS&Co., CSIM or the Funds, and (iii) avoid and, where appropriate, mitigate any actual or potential conflicts of interests or any abuse of their position of trust and responsibility.

To this end, CSIM, CS&Co. and the Funds have adopted this Joint Code of Ethics (“the Code”) which sets the minimum standards of conduct applicable to all of CSIM’s directors, officers and employees, officers and trustees of the Funds, and certain CS&Co. persons and other individuals as designated by the Chief Compliance Officer (“CCO”) or designee (“Access Persons”).

The Code is designed to help Access Persons avoid potential conflicts that may arise from their actions and their personal investments and preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

In addition, all CSIM and CS&Co. employees are also responsible for knowing and complying with The Charles Schwab Corporation’s Compliance Manual, The Code of Business Conduct and Ethics and applicable policies and procedures related to individual roles and responsibilities. Access Persons who are also CS&Co. employees are required to comply with the Broker-Dealer Compliance Manual as well.

The Code does not and cannot identify all possible conflicts of interest that you might encounter. Rather, you have an on-going responsibility to identify any areas where personal activities may conflict with Clients’ interests and to operate in a manner that mitigates both actual and perceived conflicts. You must at all times act in accordance with both the letter and the spirit of applicable laws, rules and regulations.

If you violate this Code or associated policies and procedures, CSIM, the Funds and/or CS&Co. may impose disciplinary action against you which may include

J.II.1.B.

notification to your supervisor, disgorgement of profits and possibly suspension and/or termination.

If you have any questions concerning a proposed course of action that may present a conflict of interest, you should contact your supervisor for guidance. Supervisors who have questions about how to proceed should contact the CCO or his or her designee for guidance.

MATERIAL NON-PUBLIC INFORMATION

You have an obligation to safeguard material non-public information (“MNPI”) regarding CSIM and its Clients, including the Funds. The Charles Schwab Corporation’s Compliance Manual has policies and procedures that establish minimum requirements that all employees are required to follow when in possession of MNPI about any issuer. In addition, when you are in possession of confidential information about CSIM and/or its Clients, you are prohibited from sharing such information with anyone, other than those who have a business need to know, and from using such information for personal gain.

Specifically, you are prohibited from:

◾	Disclosing current portfolio transactions that portfolio managers and traders have made or potential portfolio transactions that are being contemplated on behalf of Clients or any other non-public information to anyone outside of CSIM, except as required to effect securities transactions on behalf of a Client.

◾	Trading on the basis of the Funds’ MNPI: the following types of information have, under certain circumstances, been determined to be MNPI in the mutual fund context (if not yet publicly disclosed):

i.	Holdings and transaction information.

ii.	The portfolio manager’s investment decisions.

iii.	Performance analysis.

iv.	Subscription and redemption activity.

v.	Dividend activity.

vi.	Decisions to hire or fire an adviser/sub-adviser or invest or divest in a proprietary or third-party mutual fund or ETF.

J.II.1.B.

vii.	Material sub-adviser due diligence information.

viii.	Change of portfolio manager.

◾	Using knowledge of portfolio transactions that portfolio managers and traders have made or potential portfolio transactions that are being contemplated on behalf of Clients to personally profit, or cause others to profit, by the market effect of such transactions. Anytime you are in possession of MNPI, you are prohibited from transacting in such transactions, regardless of having received pre-clearance approval (as discussed below).

◾	Engaging in deceptive conduct in connection with the purchase or sale of portfolio transactions for Client accounts, including without limitation:

i.	Employing any device, scheme or artifice to defraud any Client.

ii.	Making any untrue statement of a material fact to any Client or misleading any Client by omitting to state a material fact.

iii.	Engaging in any act, practice or course of business that would defraud or deceive any Client.

iv.	Engaging in any manipulative practice with respect to any Client.

v.	Investing in derivatives or similar instruments to evade the restrictions of this Code.

◾	In addition to the above, employees may receive MNPI concerning certain issuers, underwriters or from representatives of issuers or underwriters during their normal course of employment. Such information may include information that has not been publically disseminated such as potential transactions, financing and capital requests, future rating actions and certain information about the issuer or its securities. Any employee who suspects they are in receipt of MNPI should limit their communications with others regarding such MNPI and immediately contact the Compliance department.

These requirements may be supplemented from time to time by additional policies and procedures. It is your responsibility to be familiar with and to comply with all such policies and procedures.

J.II.1.B.

PERSONAL TRADING

I.	Introduction

This section of the Code contains rules applicable to Access Persons and certain of their household members (“Covered Persons”) regarding owning and trading “Covered Securities” in certain “Personal Accounts”.

An Access Person is

◾	Any officer, director or trustee of CSIM or the Funds
◾	Any CSIM employee
◾	Certain CSIM contractors as determined and notified by CSIM Compliance
◾	Certain CS&Co. employees, as determined and notified by CSIM Compliance, who support CSIM and/or the Funds
◾	Other persons who are determined and notified by the CCO or his designee to have access to nonpublic information regarding any Client or Fund, including portfolio holdings and/or any transactions in a portfolio

If you are an Access Person, your Covered Persons include

◾	Your spouse
◾	Your minor children
◾	Individuals living in your home who are supported, directly or indirectly, to a material extent by you

Personal Accounts are securities accounts over which you or any of your Covered Persons exercise direct or indirect control or discretion or in which you or any of your Covered Persons have a direct or indirect beneficial ownership or financial interest.

Covered Securities include:

◾	All publicly and privately traded securities

◾	Debt securities including convertible, municipal and non-U.S. government bonds

◾	Any option, future, forward contract or other obligation involving securities or indices thereof, including an instrument whose value is derived or based on any of the above

◾	Any separate security which is convertible into or exchangeable for, or which confers a right to purchase, a Covered Security

◾	Shares of a closed-end investment company

J.II.1.B.

◾	Exchange traded products (e.g., ETFs/ETNs, including Schwab ETFs)

◾	Shares of the Schwab and Laudus Funds (except money market funds)

The following securities are excluded from the definition of Covered Securities:

◾	Shares of registered non-affiliated open-end investment companies (e.g., mutual funds), except for shares of ETFs

◾	Shares of non-affiliated unit investment trusts that invest exclusively in non-affiliated registered open-end investment companies, except those that trade as exchanged traded products

◾	Direct obligations of the U.S. government (e.g., Treasury securities)

◾	High-Quality Short-Term Debt Instruments, as defined in Appendix A, such as bank certificates of deposit, banker’s acceptances, repurchase agreements, and commercial paper

◾	Affiliated money market funds[1]

II.	Reporting Requirements

The following reporting requirements apply to all Access Persons and their Covered Persons (excluding Independent Trustees unless otherwise noted in Section II.E. below).

A.	Initial Accounts and Holdings Reports and Certifications

Within 10 days of hire or of being notified by CSIM Compliance that you have been deemed an Access Person, you must submit to the CCO or his or her designee an Accounts and Holdings Report showing all of your Personal Accounts and holdings in Covered Securities (including those of your Covered Persons). Your report must include the name of security, type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security held, as well as the name of any broker, dealer or bank with whom the account is maintained, the name on the account and the account number. You must submit an Accounts and Holdings Report even if you do not have any securities accounts or applicable holdings. Initial reports are submitted through the on-line personal trading monitoring system utilized by CSIM (“Personal Trading Monitoring System”) and the information contained in the report must be current as of a date no more than 45 days prior to the date of your hire or of being notified by CSIM Compliance that you have been deemed an Access Person. The report must contain the date you submitted the report.

1 Receipt of MNPI concerning an affiliated money market fund may subject an Access Person to trade restrictions in such fund.

J.II.1.B.

In addition, as a newly designated Access Person, you must certify in writing within ten (10) calendar days of designation that you have received a current copy of the Code.

B.	Quarterly Transaction Reports

On a quarterly basis, you must report all transactions in Covered Securities in all Personal Accounts. These quarterly transaction reports must be made no later than thirty days after the end of each calendar quarter and include trading activity at CS&Co. and any other broker, dealer or bank where Personal Accounts are maintained. You are required to submit a quarterly report to the CCO or his or her designee, even if there were no reportable transactions during the quarter. The report must indicate the date you submit the report, as well as the following:

1.	The transaction date, name and identifier of the security (such as exchange ticker symbol or CUSIP number), interest rate and maturity date, number of shares, and cost of each reportable security involved;

2.	The name of the broker, dealer or bank with or through which the transaction was effected

3.	The type of transaction, such as purchase, sale or any other type of acquisition or disposition; and

4.	The price of the security at which the transaction was effected.

Transaction information is automatically updated in the Personal Trading Monitoring System throughout the quarter to reflect transactions made in CS&Co. accounts you have disclosed. This may not include all of the transactions you must report, and it is your responsibility to review the information and update it to ensure it is accurate and complete. This includes providing information on any new Personal Account established during the quarter including the name of the broker, dealer or bank and the date the account was established.

C.	Annual Holdings Reports

Annually, you must report all holdings in Covered Securities in Personal Accounts as of December 31 of each year. This report must be submitted to the CCO or his or her designee no later than 45 calendar days following the year end. Similar to quarterly transaction reporting, holdings information is displayed on the Access Persons reporting screen in the Personal Trading Monitoring System. The position may not reflect all activities in a security (e.g. corporate actions) and you must review and

J.II.1.B.

correct the holdings report, as needed, to ensure its accuracy. Your report must indicate the date you submit the report and must include the title, type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security held, as well as the name of any broker, dealer or bank with whom the account is maintained.

D.	Other Compliance Certifications

On a quarterly basis, you are required to confirm your compliance with the provisions of this Code. In addition, you must acknowledge, in writing, which may be made electronically, receipt of any revisions to this Code whenever amendments to the Code are made and delivered.

E.	Independent Trustee Reporting Requirements

Independent Trustees are required to submit a Quarterly Transactions Report containing the information as described below to the Funds’ CCO. Such report must include:

◾	all transactions in any Funds, excluding money market funds, on whose board the Independent Trustee serves

◾	all transactions made in a Covered Security if, at the time of that transaction, they knew or, in the ordinary course of fulfilling their official duties as Independent Trustees of the Funds, should have known that, during the 15-day period immediately before or after the date of their transaction, the same Covered Security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser(s) for purchase or sale by the Fund

III.	Preclearance Requirements

A.	General Requirements

All Access Persons, except (i) Independent Trustees and (ii) Interested Trustees and/or directors of CSIM not responsible for the day to day management of CSIM, must receive clearance prior to the execution of any transaction in Covered Securities in their Personal Accounts (including the accounts of their Covered Persons).

Notwithstanding the above, Access Persons who are (i) Independent Trustees and (ii) Interested Trustees and/or directors of CSIM not responsible for the day to day management of CSIM, must receive clearance prior to the execution of transactions in the Funds, excluding money market funds.

J.II.1.B.

B.	How to Request Preclearance

Generally, you must submit requests for pre-clearance of personal transactions through the Personal Trading Monitoring System unless otherwise noted in this Code. Pre-clearance requests will be reviewed by CSIM Compliance in relation to information available from the trading system(s) or other relevant information sources (consulting with CSIM Portfolio Management as needed) to determine whether your request should be approved. CSIM Compliance may, at its discretion, require supervisor approval of a pre-clearance request before considering such request. You will be notified via email of approval or denial. Pre-clearance requests made by the CCO will be forwarded to the Senior Vice President and Head of Global Compliance or his or her designee for approval.

You should only submit a pre-clearance request when you intend to execute a trade, not to secure your right to execute a transaction on the basis of favorable intraday price movements. Excessive pre-clearance requests and/or trading in personal accounts are strongly discouraged. CSIM Compliance monitors trading activity, reports this activity periodically to CSIM management and may impose additional trading restrictions or prohibitions as appropriate.

Access Persons who are (i) Independent Trustees and (ii) Interested Trustees and/or directors of CSIM not responsible for day to day management of CSIM, should direct any preclearance request to the CCO or his or her designee by telephone or email.

C.	Two Day Effective Period

Pre-clearance of personal securities transactions for publicly traded securities will be effective for two (2) days beginning on the calendar day on which pre-clearance approval is granted, as well as trading day immediately following.

Limit Orders, including stop loss orders, will generally not be allowed unless you expect the order to be completed within the two day effective period. If your order is not executed within the two day effective period, your initial pre-clearance will no longer be valid and you will need to cancel the open order(s) and obtain pre-clearance again.

You are prohibited from trading in a security if, after you have received pre-clearance approval, you come into possession of MNPI.

J.II.1.B.

D.	Additional Responsibilities

◾	Access Persons, excluding Independent Trustees, may not trade in securities included on The Charles Schwab Corporation’s “Restricted List” for their own benefit or the benefit of CS&Co. when the restriction indicates that it applies to all employees. This restriction also applies to Covered Persons and Personal Accounts over which the Access Person has control. Before trading, you must check to see if the security is on the Restricted Securities List (Schweb jumpword: “restricted list”.)

◾	Certain Access Persons may be subject to trading restrictions of The Charles Schwab Corporation common stock (SCHW) and its derivatives. Before trading in SCHW or a derivative security, you are responsible for checking the SCHW Trading Window (Schweb jumpword: “trading window”.)

IV.	Blackout Periods

All Access Persons are prohibited from engaging in any transaction in a Covered Security when they know or should have known at the time that there is a pending “buy” or “sell” order in that same security for any Client Account. Exceptions to this prohibition may be granted by CSIM Compliance if, upon receipt of a request for preclearance of a transaction in a mutual fund or ETF, it determines that the client trading activity in that mutual fund or ETF occurred for cash flow purposes or that other potential conflicts do not exist or are adequately mitigated.

Certain additional trading restrictions apply to portfolio managers, research analysts and credit analysts, as such terms may be defined from time to time by CSIM Compliance, as follows:

◾	If you are a portfolio manager or research analyst, you are prohibited from trading in a Covered Security if the same security has been traded in any Fund or Client Account for which you are a primary or backup portfolio manager or research analyst during the past seven (7) calendar days, or is expected to be traded within the next seven (7) calendar days.

◾	If you are a credit analyst, you may not trade in a fixed income Covered Security for any issuer for which you are responsible for reviewing or approving if a fixed income security related to that same issuer has been traded in any Fund or Client Account during the past seven (7) calendar days, or is expected to be traded within the next seven (7) calendar days.

◾	If you are a portfolio manager, research analyst or credit analyst, your transactions will be reviewed further by the CCO or his or her designee and may be required to reverse the transaction in the following situations:

J.II.1.B.

(i)	Have received pre-clearance for a transaction in a Covered Security, and
(ii)	A transaction in the same security takes place for a Fund or Client Account subject to the Blackout Period as discussed above within seven (7) calendar days following the execution of your transaction.

V.	Prohibition on Short Term Profits (60-DAY RULE)

Access Persons, except (i) Independent Trustees and (ii) Interested Trustees and/or directors of CSIM not responsible for day to day management of CSIM, are prohibited from realizing a profit from the purchase and sale, or the sale and purchase, of the same (or related) Covered Securities within 60 calendar days. If an Access Person is found to have violated this prohibition, any profit realized will be required to be disgorged. This restriction applies without regard to tax lot considerations. Generally speaking, profit determinations will be made on the basis of a “Last-In-First-Out” (LIFO) accounting methodology, unless the fundamentals of the trade warrant a different consideration as determined by the CCO or his or her designee.

VI.	IPO’s and Private Placements

The Employee Securities Accounts & Investments and Inside Information & Information Barriers chapters of The Charles Schwab Corporation’s Compliance Manual address certain prohibited practices. Among them is the participation in an IPO. This applies to all Access Persons, except Independent Trustees.

Access Persons, excluding Independent Trustees, must receive clearance from The Charles Schwab Corporation’s Compliance Department prior to participating in a private securities transaction. A request for approval should first be submitted to the Schwab Compliance Department through My Disclosure Online (Schweb jumpword: “MDO”).

   VII.  Exceptions

A.	Personal Account Exemptions

After a Personal Account has been reported as discussed in Section II above, you may request that the Personal Account be exempt from personal trading requirements and restrictions by submitting a written request to CSIM Compliance. Such exemptions will be considered on a case-by-case basis considering individual facts and circumstances. Accounts that may be considered for exemption from personal trading requirements and restrictions include accounts that are managed on a fully discretionary basis by an investment advisor, manager or other third party in which all trading activity is directed by the investment manager without prior knowledge or consent of

J.II.1.B.

the employee. In such cases, a copy of the executed investment management or advisory agreement must be submitted to CSIM Compliance. If CSIM Compliance grants an exception, you are responsible for ensuring that copies of trade confirmations and account statements are mailed directly to CSIM Compliance. Provided you do so, you will not be required to further certify during the quarterly and annual certification periods to the holdings or transactions in such Personal Account once the exception is granted. You may, however, be asked from time to time by CSIM Compliance to validate information to support maintaining an account’s status as exempt.

B.	Transactional Exemptions

The following transactional exemptions apply:

◾	All transactions in The Charles Schwab Corporation’s securities (equities, fixed income, options) are exempt from preclearance, blackout periods and the short-term profit prohibition, provided that you comply with the requirements outlined in The Charles Schwab Corporation’s Compliance Manual.

◾	Non-Volitional Transactions are exempt from preclearance, blackout periods and the short-term profit prohibition. Please refer to Appendix A for more information on what qualifies as a Non-Volitional Transaction.

◾	When establishing an automatic investment plan, direct stock purchase plan or other similar plans involving a Covered Security, enrollment in the plan must be approved by CSIM Compliance and the initial purchase of that Covered Security in the plan must be pre-cleared. Subsequent investments of the applicable Covered Security subject to the plan are exempt from pre-clearance and blackout periods provided no changes to the plan have been made (i.e., cancellation) since originally approved by CSIM Compliance.

◾	Profits received from a sale of securities which were acquired as a result of exercising options received through a Stock Option Program are exempt from the short-term profits prohibition.

Exceptions to Reporting Requirements

You do not need to include in your quarterly transaction reports any transactions made in any account over which you have no direct or indirect influence or control regarding specific security selection (i.e. investment discretion) or any Non-Volitional Transactions, provided you have ensured that copies of trade confirmations and account statements are mailed directly to CSIM Compliance.

J.II.1.B.

If you have any questions concerning whether or not an account or transaction is exempt from personal trading requirement or restrictions, you should contact your Supervisor or the CCO or his or her designee.

C.	Other Exemptions

The CCO may approve other exemptions to certain restrictions and prohibitions of the Code after consideration of relevant facts and circumstances. Such exemptions are not automatic but rather granted on an exception basis and require either preclearance through the channels discussed above or other advance written approval from the CCO.

OTHER POTENTIAL CONFLICTS

GIFTS AND BUSINESS ENTERTAINMENT

The following applies to Access Persons with the exception of (i) Independent Trustees and (ii) Interested Trustees and/or directors of CSIM not responsible for day to day management of CSIM:

The giving and acceptance of gifts and/or business entertainment that influences or appears to influence the behavior of the recipient may compromise the reputation and integrity of CSIM, CS&Co., or the Funds. You should never accept or provide any gift or business entertainment that would violate the law, embarrass, or reflect poorly on CSIM, CS&Co. or the Funds. CSIM follows The Charles Schwab Corporation’s Compliance Manual’s chapter on Gifts, Business Entertainment, Loans & Charitable Contributions Policy and, with respect to its directors and employees, has adopted more restrictive limits for the acceptance of gifts and business entertainment, which are detailed in the CSIM Gifts and Business Entertainment Policy and Procedures. You are responsible for understanding these policies and procedures and ensuring that your conduct with respect to the acceptance and provision of gifts and business entertainment is consistent with these procedures, including obtaining the appropriate approvals and reporting your gifts and business entertainment activity.

SERVICE AS DIRECTOR OR PUBLIC OFFICIAL

All employees are prohibited from serving on the board of directors of any publicly traded company or in an official capacity for any federal, state, or local government (or governmental agency or instrumentality) without prior approval from the Compliance Review Officer and the Schwab Control Group (Schweb jumpword: MDO).

J.II.1.B.

OUTSIDE EMPLOYMENT AND OTHER OUTSIDE ACTIVITIES

Employees may not engage in outside employment or other outside activity that conflicts or otherwise interferes with their duties and responsibilities. It is each employee responsibility to disclose and request approval for any such outside employment or business activity through the My Disclosure Online system (Schweb jumpword: “MDO”).

COMPLIANCE WITH THE CODE

Adherence to the Code is a basic condition of employment or service with CS&Co. and CSIM. CSIM Compliance monitors compliance with the Code, including reviewing Access Persons personal securities transactions and holdings reports, and reviews violations of the Code to determine what action or sanctions are appropriate. You are required to report any violations of the Code promptly to your supervisor or the CCO. Reports of all violations must be provided to the CCO. Violations may be reported to CSIM management as well as to the Funds’ boards of trustees.

Violations of the Code are taken seriously and may result in disciplinary action up to and including termination. Violations of the Code may also adversely affect your career with respect to such matters as compensation and advancement. Since many provisions of the Code also reflect provisions of the US securities laws, you should be aware that violations could also lead to enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment. Questions regarding interpretation of the Code or questions related to specific situations should be directed to your supervisor or CSIM Compliance.

ADMINISTRATION, RECORDKEEPING AND REPORTING

CSIM Compliance is responsible for the administration of this Code. This includes identifying all Access Persons and notifying them of this classification and their obligations under this Code. CSIM Compliance will also maintain procedures for periodic reviews of Access Persons’ personal securities transactions. Such reviews are undertaken with regard to both the prohibitions and reporting requirements contained in the Code.

All records associated with this Code that are required to be retained by Federal Securities Laws will be maintained by CSIM Compliance for seven years and in

J.II.1.B.

an easily accessible place for at least five years. In addition, any record of any decision, and the reasons supporting the decision, to approve a hardship exemption or the acquisition by Access Persons of securities acquired in a Private Placement, will be maintained by CSIM Compliance for at least seven years after the end of the fiscal year in which the approval is granted.

At least annually, the president of each Schwab Funds, Laudus Funds and Schwab ETFs trust, the president of CSIM and an executive of CS&Co., as principal underwriter to the Schwab Funds, (or their designees) will provide each Schwab Funds, Laudus Funds and Schwab ETFs trust’s board of trustees:

◾	a written report of any issues arising under this Code, including any material violations and any sanctions imposed in response to these violations and

◾	a certification that each has adopted procedures reasonably necessary to prevent its Access Persons from violating the provisions of this Code.

J.II.1.B.

APPENDIX A: DEFINITIONS

An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An “Automatic Investment Plan” includes a dividend reinvestment plan.

Beneficial Ownership is interpreted in the same manner when determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (“1934 Act”), and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares or direct or indirect pecuniary interest in a security.

Control has the same meaning as in Section (2)(a)(9) of the Investment Company Act of 1940 (“the 1940 Act”). Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. The Securities and Exchange Commission (“SEC”) may determine, however, that the facts and circumstances of a given situation that may counter this presumption.

Federal Securities Laws refers to the Securities Act of 1933, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

A High Quality Short-Term Debt Instrument is any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality.

An Initial Public Offering is an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

An Independent Trustee is any Trustee of a Trust who is not an interested person of such Trust as defined in Section 2(a)(19) of the 1940 Act.

An Interested Trustee is any Trustee of a Trust who is an interested person of such Trust as defined in Section (a)(19) of the 1940 Act.

J.II.1.B.

A Non-Volitional Transaction is one in which the Access Persons does not determine price or time of the transaction. Such transactions include:

◾	acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities; and
◾	acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue.

Transactions in a managed account or those made by an independent third party or adviser will not be considered non-volitional unless an Access Person requests and is granted an account level exemption.

A Private Placement is an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

A Stock Option Program allows an employee to buy a set number of shares of a company’s stock at a future date at a set price.